Exhibit 10.1

FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 1st day of July, 2022 (the “Execution Date”), by and between Old Dominion National Bank, a national banking association (the “Bank”), ODNB Financial Corporation, a Virginia bank holding company (the “Company” and together with the Bank, the “Employer”), and Mark S. Merrill, a Virginia resident (“Officer”), (collectively, the “Parties”).

RECITALS

WHEREAS, the Bank and the Officer entered into an Employment Agreement dated as of June 14, 2016, which was subsequently amended by the First Amendment to Employment Agreement dated November 4, 2016, by the Second Amendment to Employment Agreement dated April 21, 2017, and by the Third Amended and Restated Employment Agreement dated October 25, 2018 (collectively, the “Existing Agreement”), pursuant to which Officer has served as the President and Chief Executive Officer (“CEO”) of the Bank; and WHEREAS, on or about July 1, 2022, the Bank and the Company completed a reorganization pursuant to which the Bank became a wholly-owned subsidiary of the Company, and each shareholder of the Bank became a shareholder of the Company with the same proportionate interest as such shareholder had in the Bank; and WHEREAS, the Parties desire for Officer to serve as CEO of both the Bank and the Company under the terms and conditions hereinafter set forth; and WHEREAS, to accomplish the foregoing, the Parties desire to hereby enter into this Agreement to supersede and replace in its entirety the Existing Agreement, effective July 1, 2022.

NOW, THEREFORE, in consideration of the recitals, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement, intending to be legally bound, agree as follows:

1.	Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

1.1	“Commencement Date” means July 1, 2022.

1.2	“Regulatory Agency” means any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any other country or of any state or other political subdivision of any of them having jurisdiction over Employer or any transaction contemplated, undertaken or proposed to be undertaken by Employer, including, but not limited to the:

(a)	Federal Deposit Insurance Corporation or any other federal or state depository insurance organization or fund;

(b)	Board of Governors of the Federal Reserve System, the Federal Reserve Bank of Richmond;

(c)	Office of the Comptroller of the Currency (OCC);

(d)	Virginia Bureau of Financial Institutions (BFI); or

(e)	any predecessor or successor of any of the foregoing, or any Regulatory Agency which Employer may become subject to supervision by as a result of a change in chartering agency or membership status in the Federal Reserve System, or change in applicable law.

1.3	“Bank Board” means the Board of Directors of Old Dominion National Bank.

1.4	“Bank Bylaws” means the Bylaws of Old Dominion National Bank as in effect from time to time.

1.5	“Bank Chairman” means the Chairman of the Board of Old Dominion National Bank.

1.6	“Change in Control” means the occurrence immediately of any of the following that constitutes a change in control event within the meaning of Treasury Regulations Section 1.409A-3(i)(5):

(a)	there shall be consummated any consolidation, merger, share exchange or other transaction relating to (1) the Bank or the Company, or pursuant to which shares of capital stock of the Bank or the Company are converted into cash, securities of another entity and or other property, other than a transaction in which the holders of the voting stock of the Bank or the Company immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving entity, or (2) any sale of all or substantially all of the assets of the Bank or the Company; or

(b)	any person, entity or group (each within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Bank or the Company representing more than fifty percent (50%) of the voting power of all outstanding securities of the Bank or the Company entitled to vote generally in the election of directors of the Bank or the Company (including, without limitation, any securities of the Bank or the Company that any such Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such Person); or

(c)	during any period of two (2) consecutive years during the term of Officer’s employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Bank or the Company cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

(d)	any other change in control of the Bank or the Company similar in effect to any of the foregoing.

1.7	“Code” means the Internal Revenue Code of 1986, as amended, and the applicable guidance issued thereunder.

1.8	“Company Board” means the Board of Directors of ODNB Financial Corporation.

1.9	“Company Bylaws” means the Bylaws of ODNB Financial Corporation.

1.10	“Company Chairman” means the Chairman of the Board of ODNB Financial Corporation.

1.11	“Compensation Committee” means the Compensation Committee of the Bank Board or Company Board, or such other or successor committee of either delegated to establish or approve executive officer compensation, and that meets any requirements for independence for such committees that may be or become applicable under law, regulation or the listing requirements of any exchange on which the Company’s securities may be traded (“Listing Requirements”).

1.12	“Person” means any individual, firm, association, partnership, corporation, limited liability company, group, governmental agency or other authority, or other organization or entity.

2.	Employment Term; Service as Director.

2.1	Position. Employer hereby employs Officer to serve as its CEO, and Officer accepts such employment. Employer and Officer agree that the terms of this Agreement shall apply so long as Officer holds the title of CEO. Officer shall also serve as a member of the Bank Board and the Company Board (sometimes referred to herein together as the “Board”).

Term. The term of this Agreement shall commence on the Commencement Date and end immediately prior to the third (3rd) anniversary of the Commencement Date subject to earlier termination in accordance with the provisions of this Agreement (the “Term”). Upon each anniversary of the commencement of the Term, unless (i) the employment contemplated hereby is earlier terminated in accordance with the provisions of this Agreement or (ii) Officer shall have provided written notice to Employer, not less than 60 days prior to the anniversary date, of Officer’s desire to terminate this Agreement upon expiration of the Term, as appropriate, this Agreement shall automatically be extended for an additional period of one year (each a “Renewed Term”). For example and for illustrative purposes only, on July 1, 2023, absent termination or notice of termination as provided above, the term of this Agreement shall automatically be extended for one year, and the Renewed Term of this Agreement shall continue until July 1, 2026, and on July 1, 2024, absent termination or notice of termination as provided above, the term of this Agreement shall automatically be extended for one year, and the Renewed Term of this Agreement shall continue until July 1, 2027. For purposes of this Agreement, any reference to the Term, shall include the initial Term and any extension thereof.

3.	Duties of the CEO.

3.1	Duties. Officer is employed as the CEO of Employer, reporting directly to the Board. Subject to Board direction, the Officer shall have supervision over, and responsibility for, the general management and Operation of Employer, and shall have such other powers and duties as may from time to time be prescribed by the Board and Compensation Committee, provided such powers and duties are consistent with the Officer’s position. Officer acknowledges that he is responsible for the duties included herein as long as he holds the title of CEO. At all times during the term of this Agreement, the Officer shall serve as a member of the Bank Board and the Company Board.

3.2	Performance of Services. Officer agrees to devote his full business time and attention to the performance of his duties and responsibilities under this Agreement, and shall use his best efforts and discharge his duties to the best of his ability for and on behalf of Employer and to its successful operation. During the Term of this Agreement, Officer shall not at any time or place directly or indirectly engage or agree to engage in any business or practice related to the banking business with or for any other Person to any extent whatsoever, other than to the extent required by the terms and conditions of this Agreement. Officer agrees that while employed by Employer he will not, without the prior written consent of the Board, engage, or obtain a financial or ownership interest, in any other business, employment, consulting or similar arrangement, or other undertaking (an “Outside Arrangement”) if such Outside Arrangement would interfere with the satisfactory performance of his duties to Employer, present a conflict of interest with Employer, breach his duty of loyalty or fiduciary duties to Employer, or otherwise conflict with the provisions of this Agreement; provided, however, that Officer shall not be prevented from investing his assets in such form or manner as would not require any services on the part of Officer in the Operation or the affairs of the entities in which such investments are made and provided such investments do not present a conflict of interest with Employer. Officer shall promptly notify the Board of any Outside Arrangement and provide the Board with any written agreement in connection therewith.

4.	Compensation and Benefits. As full compensation for all services rendered pursuant to this Agreement and the covenants contained herein, Employer shall pay to Officer the following:

4.1	Salary. Beginning on the Commencement Date, Officer shall be paid a salary from Employer of Five Hundred Thirty-Five Thousand Dollars ($535,000.00) on an annualized basis (“Base Salary”). Employer shall pay Officer’s Base Salary in equal installments in accordance with Employer’s regular payroll periods. The amount of Officer’s Base Salary shall be reviewed annually by the Board. In reviewing the amount of Officer’s Base Salary, the Board shall consider relevant market data regarding executive salaries at peer financial institutions, the financial condition of Employer, and the performance of Employer under the Officer’s leadership. Officer’s Base Salary may be increased (but not decreased) from time to time at the discretion of Board or delegated Compensation Committee. Any and all such increases in Base Salary shall be deemed to constitute amendments to this subsection to reflect the increased amounts, effective as of the dates established for such increases by appropriate corporate action. Officer shall not be entitled to any separate compensation for service as a Director of Employer.

4.2	Bonus. During the Term, Officer may, from time to time, be paid an annual bonus (“Bonus”) in such amount and in such form as may be approved by the Board or delegated Compensation Committee. Such Bonus may, but need not be, determined in accordance with any incentive compensation or bonus programs for executive officers as approved by the Board. The payment of any such incentive compensation or bonuses will not reduce or otherwise affect any other obligation of Employer to the Officer provided for in this Agreement.

4.3	Vacation and Leave. During the term of this Agreement, Officer shall be entitled to be paid annual vacation and leave in accordance with the policies as established from time to time by the Board. The Officer shall also be entitled to all paid holidays, sick days and personal days provided by Employer to its regular full-time employees and senior executive officers.

4.4	Automobile. Employer shall provide Officer during his employment under this Agreement with the full-time use of a leased car, and Employer will pay up to $1,200 per month for such monthly lease payment. Employer shall be responsible and shall pay for all costs associated with the purchase, Operation and maintenance of such automobile, including, without limitation, taxes, insurance coverage, repairs, maintenance and other operating and incidental expenses, including registration, fuel and oil. Such expenses shall be paid or reimbursed on a monthly basis.

4.5	Benefits. Employer will provide Officer with employee benefits consistent with those which are offered to other executive officers of Employer including, but not limited to, (i) grants or awards of equity and incentive compensation, which comply with applicable law, regulation or Listing Requirements or exemption from same, (ii) eligibility to participate in any tax-qualified pension or retirement plans of Employer according to the terms of such plans, and (iii) eligibility to participate in any health, life, accident, disability, medical expense or other welfare benefit plan sponsored by Employer for the benefit of its employees and their beneficiaries.

4.6	Expenses. Employer shall promptly upon presentation of proper expense reports reimburse Officer, in accordance with the policies and procedures established from time to time by the Board for its senior executive officers, for all reasonable and customary travel and other out-of-pocket expenses incurred by Officer in the performance of his duties and responsibilities under this Agreement and promoting the business of Employer, including appropriate cell phone usage, membership fees, dues and the cost of attending meetings and conventions. All such expenses shall be reimbursed not later than 45 days after the date in which the expenses are incurred.

4.7	Country Club Membership Fees, Club and Association Dues. During the Term of this Agreement, Employer shall pay for the Officer’s initiation, monthly membership fees, capital fund assessments and similar items necessary or appropriate to maintain a membership at a country club within Employer’s market area, and dues in community or civic associations. Such fees or expenses shall be paid or reimbursed on a monthly basis or not later than March 15 following the taxable year in which the fees and expenses were incurred or assessed.

4.8	Life Insurance. Employer may, at its cost, obtain and maintain “key-man” life insurance and/or Bank-owned life insurance on Officer in such amount as determined by the Board of Directors of Employer from time to time. Officer agrees to cooperate fully and to take all actions reasonably required by Employer in connection with such insurance.

5.	Termination of Agreement. This Agreement may be terminated upon written notice from the Board to the Officer prior to expiration of the Term as provided below.

5.1	Definition of Cause. For purposes of this Agreement, “Cause” means:

(a)	any act of theft, fraud, intentional misrepresentation or similar conduct by Officer in connection with or associated with the services rendered by Officer to Employer under this Agreement;

(b)	any Regulatory Agency formal action or proceeding against Officer as a result of Officer’s negligence, fraud, malfeasance or misconduct; or

(c)	any of the following conduct on the part of Officer that has not been corrected or cured within thirty (30) days after having received written notice from the Board detailing and describing such conduct:

(i)	the use of drugs, alcohol or other substances by Officer to an extent which materially interferes with or prevents Officer from performing his duties under this Agreement;

(ii)	failure by or the inability of Officer to devote full time, attention and energy to the performance of his duties pursuant to this Agreement (other than by reason of his death or disability);

(iii)	intentional material failure by Officer to carry out the explicit lawful and reasonable directions, instructions, policies, rules, regulations or decisions of the Board, which are consistent with his position as CEO, other than a failure resulting from Officer’s incapacity because of a physical or mental illness;

(iv)	any action (including any failure to act) or conduct by Officer in violation of a material provision of this Agreement; or

(v)	willful or intentional misconduct on the part of Officer that results in substantial injury to Employer or any of its subsidiaries or affiliates.

5.2	Termination by Employer.

5.2.1	For Cause. Employer shall have the right to cancel and terminate this Agreement and Officer’s employment for Cause immediately by providing written notice to Officer. Officer agrees that if Employer terminates his employment for Cause, he will immediately resign as a director of the Bank Board and the Company Board. Upon termination as set out in this Section 5.2.1, Officer shall be entitled to receive (i) Base Salary paid through the date of termination, (ii) any benefits provided and available under the terms of this Agreement through the date of termination, and (iii) payment of any unused vacation or paid time off, to the extent required under Bank policies, as of the date of termination (the “Accrued Compensation”), payable as a lump sum within thirty (30) days of the date of termination.

5.2.2	Without Cause. Employer shall have the right to cancel and terminate this Agreement and Officer’s employment at any time without Cause for any or no reason, pursuant to a resolution adopted by the Board, by giving at least thirty (30) days prior written notice of such termination to Officer. Upon termination as set out in this Section 5.2.2 absent of a Change in Control, Officer shall be entitled to receive the amounts described in Section 5.6, payable in accordance with such terms. Upon termination as set out in this Section 5.2.2 within twelve (12) months following a Change in Control, Officer shall be entitled to receive the amounts described in Section 5.7, payable in accordance with such terms.

5.3	Voluntary Resignation by Officer. Officer shall have the right to cancel and terminate this Agreement and his employment at any time by providing sixty (60) days prior written notice to the Board. Officer agrees to resign from his position as a director of the Bank Board and the Company Board, and as a member of all committees if then serving in that capacity, effective upon the date of delivery of his written notice terminating this Agreement. Upon termination as set out in this Section 5.3, Officer shall be entitled to receive the Accrued Compensation, payable as a lump sum within thirty (30) days of the date of termination.

5.4	Resignation With Good Reason by Officer. Officer shall have the right to terminate employment with Employer on the occurrence of Good Reason, which means (i) the failure or refusal by Employer to substantially perform Employer’s material duties under this Agreement; (ii) any reduction in Officer’s compensation or benefits (including without limitation any amount owed to Officer under this Agreement or any other plan or agreement to which Officer is or becomes a beneficiary or party, but excluding any reduction in or discontinuation of compensation or benefits as part of Employer’s normal course of business, in accordance with terms and conditions of such plans, so long as such reduction or discontinuation of compensation or benefits applies to all similarly-situated officers of Employer); (iii) any involuntary relocation in excess of thirty-five (35) miles from Employer’s principal executive office on the date of this Agreement; (iv) the appointment of any other employee or consultant (other than the Board) to supervise Officer’s performance of his duties; or (v) any failure of Officer to be reelected or reappointed to the Board; and in all cases after notice from the Officer to Employer within ninety (90) days after the initial existence of any such condition that constitutes Good Reason and the failure of Employer to cure such situation within thirty (30) days after the said notice and provided the Officer resigns within thirty (30) days following the failure of Employer to cure the condition during its thirty (30) day cure period.

Upon termination for Good Reason absent a Change in Control, Officer shall be entitled to receive the amounts described in Section 5.6, payable in accordance with such terms. Upon termination for Good Reason within twelve (12) months following a Change in Control, Officer shall be entitled to receive the amounts described in Section 5.7, payable in accordance with such terms.

5.5	Expiration and Non-Renewal of Agreement. In the event of a non-renewal of this Agreement and termination of Officer’s employment by Employer absent a Change in Control, the Officer shall be entitled to receive the amounts described in Section 5.6, payable in accordance with such provisions. In the event of a non-renewal of this Agreement and termination of Officer’s employment by Employer within twelve (12) months following a Change in Control, Officer shall be entitled to receive the amounts described in Section 5.7, payable in accordance with such provisions.

5.6	Rights in Event of Termination of Employment Absent Change in Control. If Officer’s employment is (i) involuntarily terminated without Cause by Employer or its successors during the Term in accordance with the provisions under Section 5.2.2, (ii) terminated by non-renewal by Employer or its successors during the Term in accordance with the provisions under Section 5.5, or (iii) terminated by the Officer for Good Reason during the Term in accordance with the provisions under Section 5.4, then Employer or its successors shall:

(a)	Pay to Officer the Accrued Compensation, payable as a lump sum within thirty (30) days of the date of termination (to the extent not already paid pursuant to Section 5.3).

(b)	Pay to Officer, in substantially equal cash installments on the payroll dates of Employer over a period of twelve months from the date of termination an aggregate amount equal to 2.99 times (the “Multiplier”) the sum of (1) the then annual Base Salary being paid by Employer to the Officer at the date of termination, and (2) the highest Bonus and other cash or equity discretionary and incentive compensation earned by him with respect to one (1) of the three (3) calendar years immediately preceding the year of termination.

(c)	Provide immediate full vesting of all unvested restricted stock and stock option awards granted to Officer under the Stock Plan or a similar equity or equity-based plan maintained by Employer or its successors as of the date of termination, including any Awards issued pursuant to the ODNB Financial Corporation Amended and Restated Book Value Appreciation Rights Plan (“BVAR Plan”).

(d)	For a period of thirty-six (36) months from the date of termination of employment, Officer shall be permitted to continue participation in, and Employer shall maintain the same level of contribution for, Officer’s participation in Employer’s life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Officer on the date of his termination of employment (to the extent permissible under such plans), or, if Employer cannot provide such benefits because Officer is no longer an employee and no longer eligible under the terms of such benefit plans, a dollar amount equal to the respective premiums or contributions that would have been made under such benefit plans for the Officer’s coverage had he remained eligible as an active employee paid to the Officer on the same schedule as such premiums or other contributions would have been made. In addition, if permitted pursuant to the terms of any Employer retirement plan under which the Officer was a participant as of the termination date, Officer shall receive additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the Agreement. Officer shall not be required to mitigate the amount of any payment provided for in this Section 5.6 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 5.6 be reduced by any compensation earned by Officer as the result of employment by another employer or by reason of Officer’s receipt of or right to receive any retirement or other benefits alter the date of termination of employment or otherwise.

In the event Officer breaches any provision of Article 7 of this Agreement, Officer’s entitlement to any cash payments and benefits, if and to the extent not yet paid, shall thereupon immediately cease and terminate. Officer’s right to receive the benefits pursuant to this Section 5.6 are conditioned upon his execution and non-revocation of a general release and waiver of claims in favor of Employer provided to Officer at the time of his termination, which must be executed and become non-revocable no later than the twenty-ninth (29th) day following Officer’s termination of employment. If the period during which Officer’s consideration of such release Spans two calendar years, any payments conditioned on the execution and non-revocation of the release shall not be paid until the second calendar year.

5.7	Rights in Event of Termination of Employment Following Change in Control. If, within twelve (12) months following a Change in Control, Officer’s employment is (i) involuntarily terminated without Cause by Employer or its successors during the Term in accordance with the provisions under Section 5.2.2, (ii) terminated by non-renewal by Employer or its successors during the Term in accordance with the provisions under Section 5.5, (iii) terminated by the Officer for Good Reason during the Term in accordance with the provisions under Section 5.4 or (iv) voluntarily terminated by the Officer without Good Reason under Section 5.3, then Employer or its successors shall:

(a)	Pay to Officer the Accrued Compensation, payable as a lump sum within thirty (30) days of the date of termination (to the extent not already paid pursuant to Section 5.3).

(b)	Pay to Officer, in substantially equal cash installments on the payroll dates of Employer over a period of twelve months from the date of termination an aggregate amount equal to 2.99 times the sum of (1) the then annual Base Salary being paid by Employer to the Officer at the date of termination, and (2) the highest Bonus and other cash or equity discretionary and incentive compensation earned by him with respect to one (1) of the three (3) calendar years immediately preceding the year of termination.

(c)	Provide immediate full vesting of all unvested restricted stock and stock option awards granted to Officer under the Stock Plan or a similar equity or equity-based plan maintained by Employer or its successors at the time of such termination, including any Awards issued pursuant to the BVAR Plan.

(d)	For a period of thirty-six (36) months from the date of termination of employment, Officer shall be permitted to continue participation in, and Employer shall maintain the same level of contribution for, Officer’s participation in Employer’s life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Officer on his termination of employment (to the extent permissible under such plans), or, if Employer cannot provide such benefits because Officer is no longer an employee and no longer eligible under the terms of such benefit plans, a dollar amount equal to the respective premiums or contributions that would have been made under such benefit plans for the Officer’s coverage, had he remained eligible as an active employee, paid to the Officer on the same schedule as such premiums or other contributions would have been made. In addition, if permitted pursuant to the terms of any Employer retirement plan under which the Officer was a participant as of the termination date, Officer shall receive additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the Agreement. Officer shall not be required to mitigate the amount of any payment provided for in this Section 5.7 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 5.7 be reduced by any compensation earned by Officer as the result of employment by another employer or by reason of Officer’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(e)	Should the total of all amounts or benefits payable under this Agreement, together with any other payments which Officer has a right to receive from Employer or any successors of any of the foregoing, result in the imposition of an excise tax under Code Section 4999 (or any successor thereto), Officer shall be entitled to an additional “excise tax” adjustment payment in an amount such that, after the payment of all federal and state income and excise taxes, Officer will be in the same after-tax position as if no excise tax had been imposed. Any payment or benefit which is required to be included under Code Sections 280G or 4999 (or any successor provisions thereto) for purposes of determining whether an excise tax is payable shall be deemed a payment “made to Officer” or a payment “which Officer has a right to receive” for purposes of this provision. Employer (or its successor) shall be responsible for the costs of calculation of the deductibility of payments and benefits and the excise tax by Employer’s independent certified accountant and tax counsel and shall notify Officer of the amount of excise tax prior to the time such excise tax is due. If at any time it is determined that the additional “excise tax” adjustment payment previously made to Officer was insufficient to cover the effect of the excise tax, the gross-up payment pursuant to this provision shall be increased to make Officer whole, including an amount to cover the payment of any penalties resulting from any incorrect or late payment of the excise tax resulting from the prior calculation. All such amounts required to be paid hereunder shall be paid at the time any withholdings may be required (or, if earlier, the time Officer shall be required to pay such amounts) under applicable law, and any additional amounts to which Officer may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by Employer’s independent accountants; provided however, that any payments to be made under this Section 5.7(e) shall in all events be made no later than the end of the Officer’s taxable year next following the taxable year in which the Officer remits such excise tax payments. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the Parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). The Parties recognize that the actual implementation of the provisions of this subsection is complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

In the event Officer breaches any provision of Article 7 of this Agreement, Officer’s entitlement to any cash payments and benefits, if and to the extent not yet paid, shall thereupon immediately cease and terminate. Officer’s right to receive the benefits pursuant to this Section 5.7 are conditioned upon his execution and nonrevocation of a general release and waiver of claims in favor of Employer provided to Officer at the time of his termination, which must be executed and become nonrevocable no later than the twenty-ninth (29th) day following Officer’s termination of employment. If the period during which Officer’s consideration of such release spans two calendar years, any payments conditioned on the execution and nonrevocation of the release shall not be paid until the second calendar year.

6.	Withholding. Payments of Base Salary, Bonus, and other amounts and benefits provided under this Agreement shall be subject to any customary and required withholding of income and employment taxes as is required with respect to compensation paid by an employer to an employee.

7.	Confidentiality; Non-Competition; Non-Interference.

7.1	Confidential Information. Officer, during employment by Employer, will have access to and become familiar with various confidential and proprietary information of Employer, its subsidiaries and/or affiliates (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel-related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of Employer, its subsidiaries and/or affiliates which is made available only to employees with a need to know or which is not generally made available to the public. Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement.

7.2	Nondisclosure. Officer hereby covenants and agrees that he shall not at any time during the term of this Agreement, or at any later time, without the written consent of the Board, directly or indirectly, disclose, divulge, reveal, report, publish, or transfer any Confidential Information to any Person, other than an employee of Employer or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Officer of his duties as an officer of Employer, or use Confidential Information in any way or for any purpose, except as required in the course of his employment by Employer or as required by law or pursuant to a subpoena, or to Officer’s personal representatives and professional advisers as is required for purposes of rendering tax or legal advice. The covenant set forth in this Section 7.2 shall not apply to information now known by the public or which becomes known generally to the public (other than as a result of a breach of this Article 7 by Officer) or any information of a type not considered confidential by persons engaged in the same business or a business similar to that conducted by Employer.

7.3	Documents. All files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, tapes, sketches, drawings, memoranda, and similar items (collectively, “Documents”), whether prepared by Officer, or otherwise provided to or coming into the possession of Officer, that contain any proprietary information about or pertaining or relating to Employer, its respective parents, subsidiaries and/or affiliates and/or its businesses (“Proprietary Information”) shall at all times remain their exclusive property. Promptly after a request by the Board or the termination of Officer’s employment, Officer shall take reasonable efforts to (i) return to Employer all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks containing or embodying any Document or Proprietary Information and (ii) purge and destroy all Documents and Proprietary Information in any intangible form (including computerized, digital or other electronic format) as may be requested in writing by the Board.

7.4	Non-Competition.

7.4.1	Officer hereby acknowledges and agrees that, during the course of employment by Employer, he will become familiar with and involved in all aspects of the business and operations of Employer and its subsidiaries and affiliates. Officer hereby covenants and agrees that from the Commencement Date until the date one year after his last day of employment with Employer, Officer will not at any time perform duties that are the same as or substantially similar to those duties performed by Officer for Employer in the two years prior to the termination of his employment, as an officer, a director, an employee, a partner or in any other capacity that is headquartered within a fifty (50) mile radius of the location of Employer’s designated executive headquarters and the office at which the Officer spent the majority of his time (the “Non-Competition Area”) on his last day of employment, if those duties are performed for a business that is the same as or substantially similar to the business in which Employer was engaged at the time Officer’s employment terminates. This restriction in Section 7.4.1 shall not preclude Officer from engaging in the private practice of accounting or investment banking services to banks and/or bank holding companies as an external accountant, investment banker or as a passive investor owning less than 4.99% of the stock of a bank and/or bank holding company. Officer hereby agrees that the provisions of this Section 7.4 are fully assignable by Employer to any successor. Officer also acknowledges that the terms and conditions of this Section 7.4 will not be affected by the circumstances surrounding his termination of employment.

7.4.2	Notwithstanding the above, the provisions of this Section 7.4 and Section 7.5 of this Agreement shall not apply in the event the Officer (a) continued employment with Employer upon a Change in Control and then (b) voluntarily resigns from Employer effective in the thirteenth month following such Change in Control and (c) no Change in Control Payment had been paid to Officer in connection with the Change in Control.

7.5	Non-Interference. Officer hereby covenants and agrees that from the Commencement Date until one year after his last day of employment with Employer, Officer will not, directly or indirectly, for himself or any other Person (whether as a proprietor, owner, agent, officer, director, shareholder, partner, principal, member, employee, contractor, consultant or any other capacity), induce or attempt to induce any customers, suppliers, officers, employees, contractors, consultants, agents or representatives of, or any other person that has a business relationship with, Employer or any of its subsidiaries and affiliates to discontinue, terminate or reduce the extent of their relationship with Employer and for any such subsidiary or affiliate or to take any action that would disrupt or otherwise be disadvantageous to any such relationship.

7.6	Injunction. In the event of any breach or threatened or attempted breach of any such provision by Officer, Employer shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Officer and each and every other Person involved therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security.

7.7	Reasonableness.

7.7.1	Officer has carefully read and considered the provisions of this Article 7 and, having done so, agrees that the restrictions and agreements set forth in this Article 7 are fair and reasonable and are reasonably required for the protection of the interests of Employer and its business, shareholders, directors, officers and employees. Officer further agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain his ability to earn a livelihood.

7.7.2	If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Article 7 exceeds the maximum duration, geographic area or scope that is reasonable and enforceable under applicable law, the parties agree that said provision shall automatically be modified and shalt be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by such modified provision or restriction.

8.	Construction; Compliance with 409A, Delay in Payment.

8.1	It is the intention of the parties hereto that this Agreement and the payments provided for hereunder shall be either exempt from or in compliance with Code Section 409A, and thus avoid the imposition of any excise tax and interest on Officer pursuant to Section 409A(a)(1)(B) of the Code, and this Agreement shall be interpreted and construed consistent with this intent. Officer acknowledges and agrees that he shall be solely responsible for the payment of any excise tax or penalty which may be imposed under Code Section 409A or to which he may become subject as a result of the payment of any amounts under this Agreement.

8.2	Notwithstanding anything to the contrary contained herein, any payment hereunder that is considered “nonqualified deferred compensation” that is to be made to Officer while he is a “specified employee”, in each case as defined and determined for purposes of Code Section 409A, within six months following Officer’s “Separation from service” (as determined in accordance with Code Section 409A) and payable as a result of such separation from service, then to the extent that such payment is not otherwise permitted under Code Section 409A such that it would be exempt from the excise tax thereunder, such payment shall be delayed and shall be paid on the first business day of the seventh calendar month following Officer’s separation from service, or, if earlier upon Officer’s death. Any references to a “termination” or “termination of employment” used in this Agreement shall be deemed to mean a “separation from service” as defined in Code Section 409A. To the extent that any payment to Officer which is payable in installments is required to be deferred pursuant to this Section 8.2, such deferred installments shall be paid on the first business day of the seventh month following Officer’s separation from service, or, if earlier upon Officer’s death, and any remaining installments shall be paid as scheduled. For purposes of this Agreement, any payment to Officer which is payable in installments represents the right to a series of separate payments.

8.3	Any reimbursements and in-kind benefits provided under this Agreement shall be made in a manner that is either exempt from or compliant with Section 409A of the Code. To the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code, then (i) they shall be reimbursed or provided specifically as set forth in this Agreement, (ii) the amount of expenses or in-kind benefits available in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits available in any other taxable year, (iii) the reimbursement of expenses must be made on or before the last day of the Officer’s taxable year following the taxable year in which the expenses were incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.

8.4	The parties hereto agree that they shall take such actions as may be necessary and permissible under applicable law, regulation and guidance to amend or revise this Agreement in order to fully comply with Code Section 409A.

9.	Certain Regulatory Events.

9.1	If Officer is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the FDIA, all obligations of Employer under this Agreement shall terminate as of the effective date of the order.

9.2	If Employer is in default (as defined in Section 3(x)(1) of FDIA), all obligations of Employer under this Agreement shall terminate as of the date of default.

9.3	If a notice served under Sections 8(e)(3) or 8(g)(1) of the FDIA suspends and or temporarily prohibits Officer from participating in the conduct of Employer’s affairs, Employer’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer may, in its discretion, (1) pay Officer all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations that were suspended.

9.4	If Employer is prohibited from making a payment hereunder, or agreeing to make a payment hereunder, under Part 359 of the regulations of the Federal Deposit Insurance Corporation (the “FDIC”), then Employer shall not be obligated to make such payment, and Officer shall have no right to receive such payment. If Employer is prohibited from making a payment hereunder without the prior consent or approval of the FDIC, OCC or another appropriate federal banking agency, then Employer shall not be obligated to make such payment, and Officer shall have no right to receive such payment, unless such consent or approval is received.

9.5	The occurrence of any of the events described in paragraphs 9.1, 9.2, and 9.3 above may be considered by Employer in connection with a termination for Cause.

10.	Assignability. Officer shall have no right to assign this Agreement or any of his rights or obligations hereunder to another party or parties.

11.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to contracts executed and to be performed therein, without giving effect to the choice of law rules thereof.

12.	Legal Expenses. Employer shall reimburse Officer for all reasonable legal fees and expenses he may incur in seeking to obtain or enforce any right or benefit provided by this Agreement, but only with respect to such claim or claims upon which Officer prevails. Such payments shall be made within fourteen (14) days after delivery of Officer’s written request for payment accompanied with such evidence of fees and expenses incurred as Employer may reasonably require.

13.	Indemnification; Liability Insurance. Employer shall indemnify the Officer, to the fullest extent permitted by Virginia law, with respect to any threatened, pending or contemplated action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of Employer or is or was serving at the written request of Employer as a director, officer, employee or agent of another person or entity. The Officer’s right to indemnification provided herein is not exclusive of any other rights to which Officer may be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall continue beyond the term of this Agreement.

14.	Successors; Binding Agreement.

14.1	Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. As used in this Agreement, “Bank” and “Company” shall mean Bank and Company, respectively, as defined previously and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by Operation of law or otherwise.

14.2	This Agreement shall inure to the benefit of and be enforceable by Officer’s personal or legal representatives, executors, administrators, heirs, distributees, devisees or legatees. If Officer should die after a notice of termination pursuant to Section 5, and Officer is entitled to payment in accordance with Section 5.6 or 5.7, all amounts would be payable to Officer under this Agreement if Officer had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Officer’s devisee, legatee, or other designee, or, if there is no such designee, to Officer’s estate.

15.	Notices. All notices, requests, demands and other communications required to be given or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been given (1) when hand delivered to the other party, or (2) when received by email at the email address set forth below provided however, that notice given by email shall not be effective unless either a duplicate copy of such notice is promptly given by depositing same in a United States post office first-class postage prepaid and addressed to the parties as set forth below, or the receiving party delivers a written confirmation of receipt for such notice by email any other method permitted under this subsection; additionally, any notice given by email shall be deemed received on the next business day if such notice is received after 5:00 p.m., (recipient’s time or on a non-business day); or three (3) business days after the same have been deposited in a United States post office with first-class certified mail, return receipt, postage prepaid and addressed to the parties as set forth below; or (4) the next business day after same have been deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and UPS being deemed approved by the parties), postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party received a confirmation of delivery from the delivery service provider. The address of a party set forth below may be changed by that party by written notice to the other from time to time pursuant to this Article.

To:	Old Dominion National Bank or ODNB Financial Corporation 8607 Westwood Center Dr., Ste 440 Tysons Corner, VA 22182 Attn: Robert Poole Email: Phone:

To Officer:	Mark S. Merrill [XXXXXXXXXXXX] [XXXXXXXXXXXX] Email: [XXXXXXXXXXXX] Phone: [XXXXXXXXXXXX]

16.	Entire Agreement. This Agreement contains all of the agreements and understandings between the parties hereto with respect to the employment of Officer by Employer, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No oral agreements or written correspondence shall be held to affect the provisions hereof. No representation, promise, inducement or statement of intention has been made by either party that is not set forth in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

17.	Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

18.	Severability. Should any part of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated.

19.	Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of either party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.

20.	Effectiveness of Agreement. In order to become legally enforceable, this Agreement must be approved by the Board or delegated Compensation Committee and the Officer. Thereafter, this Agreement shall be binding upon, and inure to the benefit of, Employer, its respective successors and assigns, and Officer and his heirs, executors, administrators, and personal and legal representatives.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ODNB FINANCIAL CORPORATION

By:	/s/ Robert E. Poole
Name:	Robert E. Poole
Title:	Director, Chairman, Compensation Committee

OLD DOMINION NATIONAL BANK

By:	/s/ Robert E. Poole
Name:	Robert E. Poole
Title:	Director

OFFICER:

/s/ Mark S. Merrill
Mark S. Merrill

[Signature Page]